Exhibit 99.1

News Release

Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, New Jersey 07033-0530

For Release: IMMEDIATELY	Media Contact:	Denise Foy
(908) 298-7616
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH ANNOUNCES CHANGES IN EXECUTIVE FINANCE POSITIONS
KENILWORTH, N.J., March 15, 2006 — Schering-Plough Corporation (NYSE: SGP) today announced several changes among its corporate finance executives.
     Effective March 15, 2006, David A. Piacquad is appointed senior vice president, Business Development. In this role, Piacquad will be responsible for identifying, analyzing and pursuing global business development opportunities in support of the company’s growth and product development objectives. He also has been appointed to the Operations Management Team (OMT). Piacquad succeeds Tom Kelly, who has assumed a new role as vice president, strategic financial projects.
     Effective March 20, 2006, Steven H. Koehler is elected vice president and controller. Koehler joins Schering-Plough from The Medicines Company, where he was most recently senior vice president, chief financial officer and treasurer. From 2002 to 2004, he also served as corporate secretary. In addition, Koehler is appointed as a member of the OMT. He will succeed Douglas Gingerella, who is appointed vice president, focusing on the company’s Value Enhancement Initiative (VEI).
     These positions are based in Kenilworth and report to Robert J. Bertolini, executive vice president and chief financial officer.
     “These changes are designed to further strengthen the global finance team, which continues to play an important role in the transformation of Schering-Plough,” said Fred Hassan, chairman and chief executive officer.
     Prior to joining Schering-Plough, Piacquad held a number of leading operational finance roles across different business units at Johnson & Johnson, most recently as vice president, Ventures and Business Development, a role he assumed in 2004. He also led the business development function for J&J’s over-the-counter drug company, McNeil Consumer Products. In addition, he was CFO for the Ortho Clinical Diagnostics Division and vice president, business development for J&J Corporation.

     Piacquad holds a B.A. in philosophy from Colgate University, Hamilton, N.Y., and an M.B.A. in Finance from The Wharton School, University of Pennsylvania.
     Prior to his position at The Medicines Company, Koehler was vice president and CFO at Vion Pharmaceuticals. Before that, he served as vice president, Finance Americas for the Knoll Pharmaceuticals Company, the U.S. pharmaceutical unit of BASF. While at BASF, he also spent four years as vice president, global finance and controller, based in Germany. He also held a number of divisional finance lead positions at Baxter International Inc. He began his career in the auditing profession with Arthur Andersen LLP. Koehler holds a B.A from Duke University, Durham, N.C. and an MBA from Northwestern University, Evanston, Ill. He is a Certified Public Accountant.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world.